Exhibit 10.12

January 31, 2008

Jay Edmond Russ
Chief Executive Officer
Intelligent Digital Systems, LLC
543 Broadway
Massapequa, New York 11758

Sent Via Electronic and Regular Mail
Re: Binding Letter of Intent

Dear Mr. Russ:

  This Letter of Intent (“LOI”) sets forth the binding agreement by and among Visual Management Systems, Inc., a Nevada Corporation (“VMS”), and Intelligent Digital Systems, LLC (“IDS”), a Delaware Limited Liability Company, (hereinafter collectively referred to as the “Parties” and individually as a “Party”) relating to the purchase of substantially all the assets of IDS, on the following terms and conditions. It is agreed that this letter constitutes an agreement and is legally binding on the Parties.

  The Parties agree that IDS shall sell substantially all of its assets to VMS, including all of its inventory, equipment, proprietary digital video recording technology including software source code and information as to compatible hardware, and good will and other intangible assets including trademarks. VMS shall also assume all ordinary course payables and other ordinary course liabilities of IDS, including product warranty obligations (hereinafter the “Transaction”). IDS and its sole member agree that all IDS assets conveyed as part of the Transaction will be free and clear of any encumbrances upon them. The assets of IDS not to be sold to VMS shall consist of cash, accounts receivable, choses in action, and certain pending patent applications and any patents issued in respect thereof. All of these items except for the cash will be separately contributed to a newly organized Delaware LLC (the “Russ LLC”);

  The Parties further agree that after the transaction VMS shall be the sole owner of all IDS inventory, product source code for the IDS TechEye digital video software package, goodwill, and any and all assets of any kind belonging to IDS, except as to cash on hand at closing, and the accounts receivable, choses in action, and patent rights transferred to Russ LLC. The patent rights transferred to Russ LLC shall consist of the pending patent applications, any patents issued in respect thereof and ownership of the right to recover from third parties for infringement of existing and pending IDS patent rights. As part of the Transaction, VMS will be issued 50% of the LLC interests in Russ LLC, as non-managing member and will be granted an exclusive perpetual license to use the technology and know how covered by such patents contributed to Russ LLC; provided, however, that, in connection with the settlement of patent infringement claims against third parties with respect to any such patents contributed to Russ LLC, Russ LLC will have the right to grant to such third parties licenses to use the technology and know how covered by such patents except where use of any such license would compete in any material respect with the then current business of VMS.

PART ONE: CONSIDERATION

1.1    As consideration, IDS will receive an unsecured convertible promissory note issued by VMS in the amount of $1.5 million (the “Note”).  After May 31, 2010, or upon the approval of a majority in interest of the Specified Holders, the Note will be convertible at any time and from time to time at the discretion of IDS,into VMS common stock at a price of $1.15 per share of VMS common stock, and will contain customary anti-dilution provisions. For purposes of this Agreement, the term “Specified Holders” shall mean the persons that, as of the date hereof, own more than 5% of the outstanding 5% Senior Secured Original Issue Discount Convertible Debentures (the “Debentures”) issued by VMS, and who continue to own 51% or more of the then outstanding Debentures or any securities issued on conversion thereof. Notwithstanding the foregoing, in the event any of the following is agreed to or publicly announced (i) the sale of all or substantially all of the assets of VMS, (ii) the purchase by any party of more than 25% of the outstanding common stock of VMS, (iii) a tender offer with respect to 25% or more of the outstanding common stock of VMS, (iv) a merger transaction which results in the shareholders of VMS immediately before the transaction owning less than 50% of the outstanding common stock of the surviving entity after the trasanction or (v) a secondary registered offering by one or more holders of more than 5% of the outstanding common stock of VMS, other than pursuant to the Form SB-2 Registration Statement filed by VMS on December 21, 2007 (any such transaction, a “VMS Sale Transaction”), IDS shall have the right, but not the obligation, to immediately convert all or any portion of the Note. The Note will be payable in full on the maturity date, which shall be the third anniversary of the final closing of the Transaction. The Note may not be prepaid, in whole or in part, prior to its maturity date except with the prior consent of IDS. If not converted, or paid within 30 days of maturity, then from and after the maturity date the Note shall bear interest at 12% per annum. Any final agreements necessary to effect the Transaction will include a separate registration rights agreement, which will contain customary demand and piggyback registration rights with respect to the shares of VMS common stock issuable upon conversion of the Note. The management of VMS shall present Jay Edmond Russ to the Nominating Committee of the Board of Directors of VMS with the full endorsement of the management for selection as a new member of such Board.

1.2    The consideration of $1.5 million shall be allocated among the assets of IDS as the Parties shall agree.

PART TWO: TAXES

  If requested by IDS, the Parties will reasonably co-operate with each other to modify the structure of the Transaction to a merger or sale of stock if such is deemed advantageous to IDS and not objectionable to VMS. Any such modification would be effected in a manner that is mutually satisfactory to the Parties. VMS shall cooperate reasonably with IDS and its shareholders on all tax matters.

PART THREE: AGREED TO ACTIONS

3.1    Following execution of this LOI by IDS, the Parties will promptly negotiate in good faith the terms of the LLC agreement for Russ LLC, the form of Note, a consulting agreement pursuant to which Jay Edmond Russ would be engaged as a consultant of VMS, the registration rights agreement and any other agreements that the Parties may mutually agree are necessary to effect the Transaction, each in form and substance mutually satisfactory to the Parties,and in accordance with the terms set forth in this LOI (collectively, the “Definitive Agreements”):

3.2    Following execution of this LOI, VMS shall make the terms of this LOI public in the format it so chooses, for the purpose of obtaining novation, modification, waiver, or release of or from the terms of any and all outstanding agreements to which VMS is a party, which would in any way, shape or form, substantially interfere with its ability to perform under the terms of this LOI. Thereafter, VMS shall use commercially reasonable efforts to obtain all such novations, modifications, waivers, releases or consents. If these novations, modifications, waivers, releases or consents cannot be obtained and such failure is not attributable to the breach by VMS of its obligations hereunder, this LOI shall be void.

3.3    The closing of the Transaction (the “Closing”) will be held at 10:00 A.M. on March 1, 2008 (the “Closing Date”) at the offices of VMS. All parties to this LOI will supply their commercially reasonable efforts under the circumstances towards the goal of final execution of all Definitive Agreements governing the Transaction by the Closing Date. If the Closing has not occurred by March 1, 2008, any Party that is not in breach of the terms of this agreement may immediately terminate this agreement and all of its respective obligations hereunder.

3.4    IDS agrees that neither it nor any of its affiliates or related individuals will pursue, solicit or discuss any opportunities for any party other than VMS to acquire the assets governed by this Transaction prior to March 1, 2008.

  If you determine that the foregoing is acceptable, please execute this letter and deliver to us a copy by facsimile or electronic transmission.

Respectfully,

/s/ Jason Gonzalez
Jason Gonzalez
Chief Executive Officer

The foregoing is agreed to and accepted.

Intelligent Digital Systems, LLC

By:  /s/ Jay Edmond Russ
Jay Edmond Russ, Chief Executive Officer
Intelligent Digital Systems, LLC

The foregoing is agreed to and accepted in an individual capacity solely with respect to Section 3.4 (Exclusivity) hereof:

By:  /s/ Jay Edmond Russ
Jay Edmond Russ